EXHIBIT 99

NEWS:

The Sherwin-Williams Company • 101 West Prospect Avenue •

Cleveland, Ohio 44115 • (216) 566-2140

The Sherwin-Williams Company Reports 2012 Year-end Financial Results

•	Consolidated net sales for the year increased 8.8% to a record $9.53 billion

•	Diluted net income per common share increased to a record $6.49 per share in twelve months 2012 compared to $4.14 per share last year

•	Earnings before interest, taxes, depreciation and amortization increased $244.4 million in the year to a record $1.21 billion

•	Net operating cash increased $152.1 million to a record $887.9 million

•	Anticipates diluted earnings per share for 2013 in the range of $7.45 to $7.55 per share

CLEVELAND, OHIO, January 31, 2013 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the year and fourth quarter ended December 31, 2012. Compared to the same periods in 2011, consolidated net sales increased $768.8 million, or 8.8%, to $9.53 billion in the year and increased $151.4 million, or 7.3%, to $2.22 billion in the quarter due primarily to higher paint sales volume in our Paint Stores Group and selling price increases. Acquisitions increased consolidated net sales approximately 0.9% in the year and in the quarter. Unfavorable currency translation rate changes decreased consolidated net sales 1.8% in the year and 1.0% in the quarter.

Diluted net income per common share in the year increased to $6.49 per share, including asset impairment charges of $.02 per share, from $4.14 per share in 2011, including asset impairment charges of $.03 per share and an increase in income tax expense of $.70 per share relating to the IRS settlement. Unfavorable currency translation rate changes decreased diluted net income per common share by $.13 per share for the year. Acquisitions had no impact on diluted net income per common share for the year. Diluted net income per common share was $1.12 per share in the quarter compared to $.14 per share a year ago, including the asset impairment charges and the IRS settlement noted above for the fourth quarter 2012 and 2011. Acquisitions and currency translation rate changes had an unfavorable impact on fourth quarter diluted net income per common share resulting in a reduction of $.03 per share.

Net sales in the Paint Stores Group increased 13.2% to $5.41 billion in the year and increased 9.8% to $1.25 billion in the quarter due primarily to higher paint sales volume across all end market segments as well as higher year over year selling prices. Net sales from stores open for more than twelve calendar months increased 12.5% in the year and 9.2% in the quarter over last year’s comparable periods. Paint Stores Group segment profit increased to $861.8 million in the year from $645.7 million last year and increased to $181.5 million in the quarter from $133.4 million last year. The increases in segment profit in the year and quarter were due primarily to higher paint sales volume and higher selling prices partially offset by increases in raw material costs and in selling, general, and administrative expenses. Segment profit as a percent to net sales increased in the year to 15.9% from 13.5% in 2011 and increased in the quarter to 14.6% from 11.8% last year. Trademark impairment charges for the planned conversion of various acquired brands were $3.4 million in the year and fourth quarter 2012 compared to $4.7 million in the year and fourth quarter 2011.

Net sales of the Consumer Group increased 3.7% to $1.32 billion in the year due primarily to selling price increases and acquisitions. Net sales increased 1.4% to $255.8 million in the quarter due primarily to acquisitions partially offset by lower volume sales to most of the Group’s retail customers. Acquisitions increased net sales 3.2% and 6.5% in the year and quarter, respectively. Segment profit increased to $216.4 million in the year from $173.7 million last year due primarily to selling price increases and improved operating efficiencies partially offset by increases in raw material costs. Segment profit decreased to $23.3 million in the quarter from $30.2 million last year due primarily to a more normal seasonal decline in our internal finished goods inventory compared to the fourth quarter 2011 and increases in raw material costs that were partially offset by selling price increases. As a percent to net external sales, segment profit increased in the year to 16.4% from 13.6% in 2011 and decreased in the quarter to 9.1% from 12.0% last year.

The Global Finishes Group’s net sales stated in U.S. dollars increased 4.4% to $1.96 billion in the year due primarily to selling price increases, higher paint sales volume, and acquisitions partially offset by unfavorable currency translation rate changes. In the quarter, the Global Finishes Group’s net sales increased 5.1% to $487.1 million due primarily to selling price increases and higher paint sales volume partially offset by unfavorable currency translation rate changes. In the year, acquisitions increased net sales in U.S. dollars by 1.8%. Unfavorable currency translation rate changes decreased net sales 3.5% and 1.4% in the year and quarter, respectively. Stated in U.S. dollars, segment profit in the year increased to $147.2 million from $90.3 million last year and increased in the quarter to $34.1 million from $13.0 million last year due primarily to selling price increases, increased paint sales volume, and good expense control partially offset by increases in raw material costs. Unfavorable foreign currency translation rate changes and acquisitions decreased segment profit $11.9 million in the year and $3.4 million in the quarter. As a percent to net external sales, segment profit was 7.5% in twelve months 2012 compared to 4.8% in 2011 and 7.0% in the quarter versus 2.8% last year. Trademark impairment charges were $0.7 million in the year and fourth quarter 2012 compared to $0.8 million in the year and fourth quarter 2011.

The Latin America Coatings Group’s net sales stated in U.S. dollars increased 0.9% to $836.1 million in the year and increased 5.2% to $231.5 million in the quarter due primarily to selling price increases and higher paint sales volume partially offset by unfavorable currency translation rate changes. Unfavorable currency translation rate changes decreased net sales by 10.2% and 6.7% in the year and quarter, respectively. Stated in U.S. dollars, segment profit in the year increased to $81.2 million compared to $75.5 million last year and increased to $30.1 million in the quarter from $26.4 million last year due primarily to selling price increases and increased paint sales volume partially offset by increases in raw materials costs and unfavorable foreign currency translation rate changes. Foreign currency translation rate changes reduced segment profit $9.7 million in the year and decreased segment profit $2.0 million in the quarter. As a percent to net external sales, segment profit was 9.7% in twelve months compared to 9.1% in 2011 and 13.0% in the quarter versus 12.0% in the fourth quarter last year.

The Company acquired 0.8 million shares of its common stock through open market purchases in the quarter bringing our total purchased to 4.60 million shares in the year. The Company had remaining authorization at December 31, 2012 to purchase 16.45 million shares.

Commenting on the financial results, Christopher M. Connor, Chairman and Chief Executive Officer, said, “We are pleased to report record highs for multiple financial measures in 2012, including sales, earnings per share, net operating cash and earnings before interest, taxes, depreciation and amortization. All of our operating segments contributed to the record year with increases in sales and operating profit, lead by our Paint Stores Group.”

“Over the past year, our Paint Stores Group had positive sales volume across all end market segments and drove strong operating results. Our Consumer Group improved operating results through operating efficiencies and selling price increases. The Global Finishes Group continued improving segment profit as a percent to sales through increased selling prices and efficiencies gained from the continued integration of prior year acquisitions. Our Latin America Coatings Group managed to improve their operating results despite the unfavorable effects of currency and the softening of demand in their end markets.

“We continue to generate significant cash from operations allowing us to invest in the business and return a substantial portion to our shareholders. In 2012, we generated net operating cash flow of $887.9 million. Our working capital ratio (accounts receivable plus inventories less accounts payable to sales), excluding acquisitions, at December 31, 2012 was 10.7% compared to 10.9% last year. We are continuing to invest in our business by expanding the Paint Stores platform. In 2012, we added 70 net new stores, finishing the year with 3,520 stores in operation. During the year, we continued to buy our stock on the open market and paid an annual cash dividend of $1.56 per common share. Our balance sheet is positioned well for the anticipated closing of the Comex acquisition and other investments in our business enabling us to borrow approximately $1.0 billion in debt in the fourth quarter at an average blended rate of 2.1%.

“In the first quarter of 2013, we anticipate our consolidated net sales will increase a low single digit percentage compared to the first quarter of 2012. At that anticipated sales level, we estimate diluted net income per common share in the first quarter of 2013 will be in the range of $1.03 to $1.13 per share compared to $.95 per share earned in the first quarter of 2012. For the full year 2013, we expect consolidated net sales to increase above 2012 levels by a mid single digit percentage. With annual sales at that level, we anticipate diluted net income per common share for 2013 will be in the range of $7.45 to $7.55 per share compared to $6.49 per share earned in 2012. These results exclude any effect from the proposed Comex acquisition.”

The Company will conduct a conference call to discuss its financial results for the fourth quarter and year 2012, and its outlook for the first quarter and full year 2013, at 11:00 a.m. ET on Thursday, January 31, 2013. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the January 31st release. The webcast will also be available at Vcall’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until Thursday, February 21, 2013 at 5:00 p.m. ET.

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,000 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 109 countries around the world. For more information, visit www.sherwin.com.

This press release contains certain “forward-looking statements”, as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Bob Wells

Senior Vice President – Corporate Communications and Public Affairs

Sherwin-Williams

Direct: 216.566.2244

rjwells@sherwin.com

Mike Conway

Director – Corporate Communications

Sherwin-Williams

Direct: 216.515.4393

Pager: 216.422.3751

mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries

Statements of Consolidated Income (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Thousands of dollars, except per share data	2012	2011	2012	2011
Net sales	$2,221,870	$2,070,442	$9,534,462	$8,765,699
Cost of goods sold	1,210,362	1,184,342	5,312,236	5,021,137
Gross profit	1,011,508	886,100	4,222,226	3,744,562
Percent to net sales	45.5%	42.8%	44.3%	42.7%
Selling, general and administrative expenses	827,976	753,957	3,195,648	2,960,814
Percent to net sales	37.3%	36.4%	33.5%	33.8%
Other general (income) expense – net	(3,998)	657	5,248	2,731
Impairment of trademarks	4,086	5,492	4,086	5,492
Interest expense	11,863	9,623	42,788	42,497
Interest and net investment income	(953)	(1,740)	(2,913)	(3,711)
Other income – net	(1,659)	(11,432)	(9,940)	(4,809)

Income before income taxes	174,193	129,543	987,309	741,548
Income taxes *	56,978	114,991	307,112	299,688

Net income	$117,215	$14,552	$680,197	$441,860

Net income per common share:
Basic	$1.14	$.14	$6.63	$4.22
Diluted	$1.12	$.14	$6.49	$4.14
Average shares outstanding – basic	101,816,954	102,066,634	101,714,901	103,471,323

Average shares and equivalents outstanding – diluted	104,133,772	104,230,372	103,930,429	105,671,973

*	Includes IRS Settlement of $74,982, or approximately $.70 per share, in the Three months and Year ended December 31, 2011. See October 24, 2011 press release filed on Form 8-K for more information on the IRS Settlement.

Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on About Us, choosing Investor Relations, then selecting Press Releases and clicking on the reference to the January 31st release.

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